Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated May 15, 2026 relating to the Common Stock, par value 0.0001 per share, of CCC Intelligent Solutions Holdings Inc. shall be filed on behalf of the undersigned.

AKRE CAPITAL MANAGEMENT, LLC

By:	/s/ Charles T. Akre, Jr.
Name: Charles T. Akre, Jr.
Title: Managing Member